Exhibit 10.15

Compensation of Directors

For their services as directors of Blyth, Inc. (the “Company”), non-employee directors of the Company receive an annual fee of $20,000, reimbursement of out-of-pocket expenses, plus a fee of $1,500 for each board meeting attended in person or a fee of $500 for each board meeting attended by telephone. Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, including each committee chairperson, also receives a fee of $1,500 for each committee meeting attended in person or a fee of $500 for each committee meeting attended by telephone.  The chairperson of the Audit Committee receives an annual retainer fee of $10,000 and each of the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee receive an annual retainer fee of $5,000.  The full Board of Directors determines awards for non-employee directors, subject to limits of awards of 5,000 shares of Common Stock or share equivalents for new non-employee directors and 2,500 shares of Common Stock or share equivalents for annual awards to continuing non-employee directors.  Directors who are also employees do not receive any additional compensation for their services as directors.